Exhibit 4.24

PROPELL TECHNOLOGIES GROUP, INC.

INCENTIVE STOCK OPTION AGREEMENT

Option No.

Option Holder:

Total Number of Shares Subject to Option:	Grant Date:

Exercise Price per Share: $	Option Commencement Date:

INCENTIVE STOCK OPTION granted by Propell Technologies Group, Inc. a Delaware corporation, (the “Company”) to the above-named option holder (the “Optionee”) an employee of the Company or one of its subsidiaries, pursuant to the Company’s 2008 Stock Option Plan, as amended (the “Plan”), the terms of which are incorporated herein by reference and which, in the event of any conflict, shall control over the terms contained herein.

1. Grant and Vesting of Option. Subject to the vesting schedule below, the Company hereby grants to the Optionee an option to purchase on the terms herein provided a total of the number of shares of common stock. $.01 par value, of the Company set forth above, at an exercise price per share as set forth above.

This option may be exercised only with respect to the portion thereof that is vested in the Optionee. The Optionee’s right to exercise this option shall become vested according to the following vesting schedule:

(a)
(b)	Notwithstanding the foregoing, the Optionee's right to exercise this option with respect to one hundred (100%) percent of the shares subject to this option shall immediately; and automatically vest upon the occurrence of a Change in Control, as such term is defined in the Plan.

This option shall expire and shall not be exercisable after the expiration of 10 years from the date it is granted.

2. Stock to be Delivered. Stock to be delivered upon the exercise of this option may constitute an original issue of authorized stock or may consist of treasury stock.

3. Exercise of Option. Each election to exercise this option shall be in writing, signed by the Optionee or by the person authorized to exercise this option under paragraph 9 hereof, and delivered or mailed to the Treasurer of the Company at its principal office, accompanied by this certificate.

In the event an option is exercised by the executor or administrator of a deceased Optionee, or by the person or person to whom the option has been transferred by the Optionee's will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver stock thereunder unless and until the Company is satisfied that the person or person exercising the option is or are the duly appointed executor or administrator of the deceased Optionee or the person to whom the option has been transferred by the Optionee's will or by the applicable laws of descent and distribution.

4. Payment for and Delivery of Stock. Payment in full by a certified or bank check shall be made for all shares of which this option is exercised at the time of such exercise, and no shares shall be delivered until such payment is made.

Alternatively, payment may be made by delivering to the Company certificates representing shares of outstanding common stock, par value $.01, of the Company together with stock powers duly executed and with signature guaranteed. In the event payment is made in whole or in part by such shares, said shares shall be deemed to have a per share value equal to the per share market value of the shares then being issued, such fair market value to be determined in good faith by the Company's Compensation Committee.

The Company shall not be obligated to deliver any stock unless and until all applicable Federal and state laws and regulations have been complied with and unless and until all legal matters in connection with the issuance and delivery of the shares have been approved by counsel for the Company. The Optionee shall have no rights as a shareholder until the stock is actually delivered to him.

5. Nontransferablility of Option. This option may not be transferred by the Optionee otherwise than by will or the laws of descent and distribution, and during the Optionee's lifetime this option may be exercised only by him.

6. Termination of Employment. If the Optionee’s employment shall terminate for any reason other than Cause, a disability or death, this option shall terminate on the 90th day after such termination and the Optionee may exercise this option prior to such time but only to the extent to which he was entitled immediately prior to such termination. If the Optionee’s employment shall terminate for Cause (as defined in the Plan), this option shall terminate immediately on the date of such termination. Nothing herein shall be construed as extending the exercisability of this option to a date more than five years after the date this option is granted.

7. Disability. In the event of termination of employment of the Optionee because of disability, this option shall terminate one year after such termination and the Optionee may exercise this option prior to such time but only to the extent to which he was entitled immediately prior to such termination because of disability. Nothing herein shall be construed as extending the exercisability of this option to a date more than five years after the date this option is granted.

8. Death. In the event of the death of the Optionee while employed by the Company or within 90 days after his retirement in good standing because of age or disability, this option shall be exercisable on the later of one (1) year of his death or the 90th day after the date on which the Optionee shall die if the death occurs during the one year period after a termination due to disability, provided the option does not expire by its terms prior to that date, by the executor, administrator or other legal representative of the estate of the deceased Optionee or the person or persons to whom the deceased Optionee's rights under the option shall pass by will or the laws of descent and distribution but only to the extent the deceased Optionee was entitled to exercise this option immediately prior to his death. Nothing herein shall be construed as extending the exercisability of this option to a date more than five years after the date this option is granted.

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9. Changes in Stock. In the event of a stock dividend, split-up, combination of shares, recapitalization, merger in which the Company is the surviving corporation or other similar capital change, or in the event of a spin-off or other significant distribution of stock or property by the Company to its shareholders, the number and kind of shares of stock of the Company covered by this option, the option price and other relevant provisions shall be appropriately adjusted by the Board of Directors of the Company whose determination shall be binding on all persons.

In the event of a consolidation or merger in which the Company is not the surviving corporation, or in the event of complete liquidation of the Company, this option shall thereupon terminate, provided that the Board of Directors shall, at least 20 days prior to the effective date of any such consolidation or merger, either (a) make this option immediately exercisable, or (b) arrange to have the surviving corporation grant to the Optionee a replacement option on terms which the Board determines to be fair and reasonable.

10. Continuance of Employment. This option shall not be deemed to obligate the Company or any subsidiary to retain the Optionee in its employ for any period.

11. Provisions of the Plan and Section 422A of the Internal Revenue Code. This certificate incorporates by reference the terms of the Plan and of Section 422A of the Internal Revenue Code of 1986, as amended, and is subject to the provisions thereof. The Plan and the options granted pursuant to this certificate are intended to comply with Section 422A of the Internal Revenue Code of 1986, as amended and all of the regulations issued pursuant thereto. This certificate shall be construed in accordance with the Plan, said Section 422A and the regulations issued thereunder and any provision of this certificate held to be inconsistent therewith shall be severable and of no force or effect.

IN WITNESS WHEREOF, Propell Technologies Group, Inc., has caused this certificate to be executed by a duly authorized Member of the Board. This option is granted at the Company's principal executive office, Houston, Texas, on the date stated above.

By:

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RECORD OF PARTIAL EXERCISE

Please do not write in these spaces. Entries will be made by the Company upon partial exercise.

NUMBER OF SHARES PURCHASED UNDER OPTION	DATE OF EXERCISE	OFFICIAL SIGNATURE